Exhibit 99.1

PRESS RELEASE

Prothena Reports Third Quarter 2026 Financial Results and Business Highlights

•Net cash used in operating and investing activities was $12.0 million in the third quarter and net cash used in operating and investing activities was $8.9 million for the first nine months of 2026; quarter-end cash and restricted cash position was $272.2 million
•Novo recently presented post hoc analyses at the Heart Failure Society of America (HFSA) Annual Scientific Meeting from the coramitug Phase 2 trial which demonstrated a decrease of the inflammatory biomarker high-sensitivity C-reactive protein (hsCRP) in patients treated with coramitug as compared to an increase in patients on placebo, further supporting the potential of coramitug as a treatment for ATTR-CM
•Multiple research collaborations with industry partners ongoing to explore the potential of our CYTOPE® technology over the next 12 to 24 months

DUBLIN, Ireland, November 5, 2026 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the third quarter and first nine months of 2026 and provided business highlights.

“During the quarter, Roche and Novo highlighted prasinezumab at Roche’s Pharma Day and coramitug at Novo’s Capital Markets Day, underscoring the potential of these Prothena-originated programs to address significant unmet needs in Parkinson’s disease and ATTR amyloidosis with cardiomyopathy, respectively. Novo also recently presented a post hoc analysis of the Phase 2 trial at the HFSA Annual Scientific Meeting showing that the inflammatory biomarker hsCRP decreased from baseline in patients treated with coramitug, while increasing in those receiving placebo. These findings complement the previously reported reduction in NT-proBNP and favorable functional and echocardiographic findings, further supporting coramitug’s potential as an amyloid-depleting treatment for ATTR-CM. Both programs are in Phase 3 clinical trials, PARAISO (prasinezumab) and CLEOPATTRA (coramitug), with primary completions expected in 2029,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “Bristol Myers Squibb continues to conduct the Phase 2 TargetTau-1 trial evaluating moponetug in patients with early Alzheimer’s disease, with data readout expected in the first half of 2027. Through our partnered programs, we have generated $650 million in upfront, milestone and equity payments and may potentially receive over $2.25 billion in additional milestone payments, plus potential royalties. Additionally, we are progressing our wholly-owned preclinical programs, including PRX012-TfR and TDP-43 CYTOPE. And finally, we continue to evaluate our proprietary CYTOPE® technology with industry partners through multiple research collaborations over the next 12 to 24 months.”

Business Highlights and Upcoming Milestones

Clinical Development Portfolio

Prasinezumab, a potential first-in-class antibody for the treatment of Parkinson’s disease that is designed to target a key epitope within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche.
•Roche is conducting the Phase 3 PARAISO clinical trial in approximately 900 participants for a minimum of 104 weeks with early-stage Parkinson's disease on stable symptomatic monotherapy with levodopa; primary completion expected in 2029 (NCT07174310)
•Roche has stated that prasinezumab has peak sales potential greater than $3.5 billion (unadjusted) and could be the first disease-modifying treatment for Parkinson’s disease—a condition that affects 10 million people worldwide

Coramitug (formerly PRX004), a potential best-in-class amyloid depleter antibody for the treatment of ATTR amyloidosis with cardiomyopathy (ATTR-CM) designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein, is being developed by Novo as part of its up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline.
•Novo is conducting the Phase 3 CLEOPATTRA clinical trial in approximately 1280 participants with ATTR-CM; primary completion expected in 2029 (NCT07207811)
•Novo recently presented post hoc analyses of its Phase 2 coramitug trial at the HFSA Annual Scientific Meeting. At week 52, the pooled coramitug dose groups (10 and 60 mg/kg) reported an ~8% decrease of the inflammatory biomarker hsCRP, compared with an ~33% increase with placebo (treatment ratio versus placebo: 0.66; nominal p=0.0269)
•Open-label study ongoing to evaluate the biodistribution of 89Zr-coramitug and investigate the effects of coramitug on depleting TTR amyloid deposits in myocardial tissues using PET/CT imaging in participants with ATTR-CM; primary completion expected in 2027 (NCT07448623)
•Coramitug granted Fast Track designation from the U.S. FDA for the treatment of ATTR-CM

Moponetug (formerly PRX005), a potential best-in-class antibody for the treatment of Alzheimer’s disease that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal pathophysiology of Alzheimer’s disease.
•Bristol Myers Squibb is conducting the Phase 2 TargetTau-1 clinical trial in approximately 310 patients with early Alzheimer’s disease; expected data readout in 1H 2027 (NCT06268886)
•Bristol Myers Squibb is conducting a Phase 1, open-label, multi-part study to evaluate pharmacokinetics, absolute bioavailability, safety, tolerability, and immunogenicity of single-dose moponetug following intravenous and subcutaneous administrations in healthy adults and multiple doses of moponetug in participants with early Alzheimer's disease; primary completion expected mid-2027 (NCT07780383)
•Bristol Myers Squibb conducted a Phase 1 open-label single-dose clinical trial to assess a subcutaneous administration (NCT06955741)
•Moponetug granted Fast Track designation by U.S. FDA as a treatment for Alzheimer’s disease

Preclinical Development Portfolio

TDP-43 CYTOPE®, a wholly-owned proprietary preclinical program for precision intracellular targeting of TDP-43 pathology, a defining pathogenic feature of ALS and other TDP-43 proteinopathies. TDP-43 CYTOPE preclinical data demonstrates the potential of Prothena’s CYTOPE technology to target intracellular disease pathways.
•Prothena presented a poster at Neuroscience 2025 (Society for Neuroscience), as well as encore presentations at the International Symposium of ALS/MND 2025 and the 2026 European Network

to Cure ALS (ENCALS) demonstrating the activity of TDP-43 CYTOPE in multiple preclinical models

PRX012-TfR, a wholly-owned preclinical program combining PRX012, our single-injection, once-monthly antibody delivered subcutaneously with proprietary transferrin receptor technology to potentially improve its product profile for the treatment of Alzheimer’s disease.
•Preclinical studies ongoing to support potential efficacy of PRX012-TfR

Third Quarter of 2026 Financial Results

For the third quarter and first nine months of 2026, Prothena reported net loss of $16.5 million and $2.4 million, respectively, as compared to a net loss of $36.5 million and $222.5 million for the third quarter and first nine months of 2025, respectively. Basic and dilutive net loss per share was $0.32 and $0.05, for the third quarter and first nine months of 2026, respectively, as compared to a basic and dilutive net loss per share of $0.68 and $4.13, respectively, for the third quarter and first nine months of 2025.
Prothena reported total revenue of $0.6 million and $52.7 million for the third quarter and first nine months of 2026, respectively, as compared to total revenue of $2.4 million and $9.7 million for the third quarter and first nine months of 2025, respectively. Total revenue for the first nine months of 2026 was primarily from $50.0 million in milestone payment from Novo related to ongoing Phase 3 clinical trial for coramitug and collaboration revenue from Bristol Myers Squibb related to the partial performance of our PRX019 Phase 1 clinical trial obligation. Total revenue for the third quarter and first nine months of 2025, was primarily from collaboration revenue from Bristol Myers Squibb related to the partial performance of our PRX019 Phase 1 clinical trial obligation.
Research and development (R&D) expenses totaled $8.4 million and $29.9 million for the third quarter and first nine months of 2026, respectively, as compared to $28.9 million and $120.3 million for the third quarter and first nine months of 2025, respectively. The decrease in R&D expenses for the third quarter and first nine months of 2026 compared to the same periods in the prior year was primarily due to lower clinical trial expenses, lower personnel expenses and lower consulting expenses. R&D expenses included non-cash share-based compensation expense of $1.8 million and $5.4 million for the third quarter and first nine months of 2026, respectively, as compared to $2.5 million and $12.0 million for the third quarter and first nine months of 2025, respectively.
General and administrative (G&A) expenses totaled $10.6 million and $34.2 million for the third quarter and first nine months of 2026, respectively as compared to $13.2 million and $46.7 million for the third quarter and first nine months of 2025, respectively. The decrease in G&A expenses for the third quarter and first nine months of 2026 compared to the same periods in the prior year was primarily due to lower personnel expenses and consulting expenses. G&A expenses included non-cash share-based compensation expense of $4.6 million and $14.0 million for the third quarter and first nine months of 2026, respectively, as compared to $4.7 million and $16.5 million for the third quarter and first nine months of 2025, respectively.
Prothena recorded restructuring expenses of $0.4 million for the third quarter and an aggregate restructuring credit of $1.4 million for the first nine months of 2026, respectively, as compared to $0.5 million for the third quarter and $33.1 million for the first nine months of 2025, respectively. Restructuring expenses included non-cash share-based compensation expense of $1.7 million for the first nine months of 2026, as compared to $2.1 million for the first nine months of 2025.

Total non-cash share-based compensation expense was $6.4 million and $21.2 million for the third quarter and first nine months of 2026, respectively, as compared to $7.2 million and $30.6 million for the third quarter and first nine months of 2025, respectively.

As of September 30, 2026, Prothena had $272.2 million in cash, cash equivalents and restricted cash, and no debt.
As of October 29, 2026, Prothena had approximately 51.3 million ordinary shares outstanding.

2026 Financial Guidance

The Company continues to expect its full year 2026 net cash used in operating and investing activities to be $18 to $23 million and to end the year with approximately $259 million (midpoint) in cash, cash equivalents and restricted cash. The estimated full year 2026 net cash used in operating and investing activities is primarily driven by an estimated net loss of $25 to $30 million, which includes an estimated $26 million of non-cash share-based compensation expense. This financial guidance does not include any potential additional cash utilized as part of a share repurchase program.

3Q 2026 Share Repurchase Program

Prothena repurchased 501,492 ordinary shares in the third quarter of 2026. Together with the 788,990 and 1,454,898 ordinary shares repurchased in the first and second quarter of 2026, respectively, Prothena repurchased an aggregate of 2,745,380 ordinary shares during the first nine months of 2026 with $26.6 million, excluding commissions and expenses, under its up to $100.0 million share repurchase program, which expires on December 31, 2026.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including Parkinson’s disease, ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, and Amyotrophic lateral sclerosis (ALS). Prothena is developing and applying CYTOPE®, a novel technology that incorporates a cell-internalizing domain to drive efficient cytosolic delivery with highly specific marcomolecular effectors. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X (formerly Twitter) @ProthenaCorp.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of our pipeline and completion of our ongoing clinical trials; the continued advancement of our preclinical and clinical pipeline, including the potential and advancement of our CYTOPE® technology and expected milestones in 2027, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of prasinezumab, coramitug, moponetug, TDP-43 CYTOPE, and PRX012-TfR; plans for ongoing and future clinical trials of prasinezumab, coramitug, and moponetug; the expected timing of reporting data from preclinical studies and clinical trials; projections regarding peak sales and patient population for prasinezumab; amounts we may receive under our collaborations with Roche, Novo, and Bristol Myers

Squibb; our anticipated net cash burn from operating and investing activities for 2026 and expected cash balance at the end of 2026; our estimated net loss and non-cash share-based compensation expense for 2026; and the potential to return capital to shareholders via a share repurchase program or other permissible means. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 5, 2026, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Collaboration revenue	$620	$2,415	$2,664	$9,613
Revenue from license and intellectual property	—	—	50,050	50
Total revenue	620	2,415	52,714	9,663
Operating expenses:
Research and development	8,427	28,938	29,852	120,266
General and administrative	10,594	13,238	34,159	46,746
Restructuring costs	420	479	(1,410)	33,088
Total operating expenses	19,441	42,655	62,601	200,100
Loss from operations	(18,821)	(40,240)	(9,887)	(190,437)
Other income, net	2,314	3,328	7,521	11,187
Loss before income taxes	(16,507)	(36,912)	(2,366)	(179,250)
Provision for (benefit from) income taxes	2	(371)	5	43,253
Net loss	$(16,509)	$(36,541)	$(2,371)	$(222,503)
Basic and diluted net loss per ordinary share	$(0.32)	$(0.68)	$(0.05)	$(4.13)
Shares used to compute basic and diluted net loss per share	51,437	53,830	52,422	53,828

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	September 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$271,368	$307,531
Prepaid expenses and other current assets	2,494	7,662
Total current assets	273,862	315,193
Property and equipment, net	2,299	2,144
Operating lease right-of-use assets	6,017	8,125
Restricted cash, non-current	860	860
Other non-current assets	482	482
Total non-current assets	9,658	11,611
Total assets	$283,520	$326,804
Liabilities and Shareholders’ Equity
Accrued research and development	$489	$4,329
Deferred revenue, current	—	2,664
Restructuring liability	587	13,303
Lease liability, current	3,007	2,886
Other current liabilities	7,351	17,661
Total current liabilities	11,434	40,843
Lease liability, non-current	3,249	5,487
Total non-current liabilities	3,249	5,487
Total liabilities	14,683	46,330
Total shareholders’ equity	268,837	280,474
Total liabilities and shareholders’ equity	$283,520	$326,804

Contacts:

Mark Johnson, CFA
Senior Vice President, Head of Investor Relations and Corporate Communications
650-837-8550
IR@prothena.com
Media@prothena.com